Exhibit 99.1

Travelzoo Inc. 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations Contact: Glen Ceremony Chief Financial Officer Travelzoo Inc. +1 (212) 484-4998 ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Second Quarter 2015 Results

NEW YORK, July 16, 2015 - Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $34.1 million, down 8% year-over-year
(down 3% in constant currencies)

•	Operating profit of $2.6 million

•	Non-GAAP earnings per share of $0.09, compared to $0.30 in the prior-year period

•	950,000 new members

Travelzoo Inc., a global Internet media company, today announced financial results for the second quarter ended June 30, 2015, with revenue of $34.1 million, a decrease of 8% year-over-year. Net income was $1.3 million, with earnings per share of $0.09.

"In the second quarter of 2015, Travelzoo welcomed 950,000 new members,” said Chris Loughlin, chief executive officer. “The strong U.S. dollar had an unfavorable currency effect on reported revenue. We remain ambitious to grow Travelzoo's global brand and business.”

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North America
North America business segment revenue decreased 6% year-over-year to $23.7 million. Operating income for the second quarter was $2.5 million, or 11% of revenue, down from $3.8 million, or 15% of revenue, in the prior-year period.

Europe
Europe business segment revenue decreased 12% year-over-year to $10.3 million. In local currency terms, revenue increased 1% year-over-year. Operating income for the second quarter was $35,000, or 0.3% of revenue, down from $2.9 million, or 24% of revenue in the prior-year period.

Members
Travelzoo had a total unduplicated number of members in North America and Europe of 24.8 million as of June 30, 2015, up 1% from March 31, 2015. In North America, total unduplicated number of members was 17.2 million as of June 30, 2015, same as of March 31, 2015. In Europe, total unduplicated number of members was 7.6 million as of June 30, 2015, up 1% from March 31, 2015.

Income Taxes
Income tax expense was $1.3 million, compared to $2.3 million income tax expense in the prior-year period. The effective income tax rate, as calculated on the basis of non-GAAP Income before tax was 49%, up from 34% in the prior-year period, driven primarily by the geographic mix of taxable income.

Asset Management
During the second quarter of 2015, Travelzoo generated $374,000 of cash from operating activities. Accounts receivable increased by $851,000 over the prior-year period to $17.4 million. Accounts payable decreased by $2.6 million over the prior-year period to $21.5 million. Capital expenditures were $554,000, up from $405,000 in the prior-year period. As of June 30, 2015, cash and cash equivalents were $55.3 million.

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Non-GAAP Information
To give an enhanced view of Travelzoo's operating performance, management has calculated non-GAAP operating expense, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, non-GAAP net income and non-GAAP earnings per share by excluding the release of reserve related to our unexchanged promotional shares. The company believes these metrics assist investors to assess certain business trends in the same way that these trends are analyzed by management. The discussion of these non-GAAP metrics are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial information. As the only difference between GAAP and non-GAAP information is the release of reserve related to our unexchanged promotional shares in prior year periods, today’s reporting should not be viewed as Travelzoo’s intention to report non-GAAP information in future periods. Refer to the “Reconciliation of GAAP to Non-GAAP Information” section of this press release for important information.

Conference Call
Travelzoo will host a conference call to discuss second quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo Inc. is a global Internet media company. With more than 27 million members in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value. In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzoo Japan K.K. under a license agreement with Travelzoo Inc.

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Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo. All other names are trademarks and/or registered trademarks of their respective owners.

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Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues	$34,064	$36,883	$70,556	$77,078
Cost of revenues	4,905	4,374	9,140	9,151
Gross profit	29,159	32,509	61,416	67,927
Operating expenses:
Sales and marketing	17,279	15,305	35,428	33,148
General and administrative	9,307	10,570	19,613	21,148
Unexchanged promotional shares	—	(3,500)	—	(3,500)
Total operating expenses	26,586	22,375	55,041	50,796
Income from operations	2,573	10,134	6,375	17,131
Other income (loss)	21	56	(66)	177
Income before income taxes	2,594	10,190	6,309	17,308
Income taxes	1,268	2,266	3,074	4,747
Net income	$1,326	$7,924	$3,235	$12,561
Net income per share:
Basic	$0.09	$0.54	$0.22	$0.85
Diluted	$0.09	$0.54	$0.22	$0.84
Weighted average shares:
Basic	14,730	14,734	14,730	14,806
Diluted	14,730	14,794	14,730	14,881

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Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$55,283	$54,812
Accounts receivable, net	17,380	14,608
Income taxes receivable	2,060	3,756
Deposits	621	74
Prepaid expenses and other	2,312	2,802
Deferred tax assets	1,288	1,311
Total current assets	78,944	77,363
Deposits	522	1,087
Deferred tax assets	1,707	1,460
Restricted cash	1,344	1,393
Property and equipment, net	8,413	9,022
Intangible assets, net	55	163
Total assets	$90,985	$90,488
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$21,485	$23,008
Accrued expenses and other	10,830	10,135
Deferred revenue	1,105	1,192
Income tax payable	581	574
Reserve for unexchanged promotional shares	—	1,393
Total current liabilities	34,001	36,302
Long-term tax liabilities	11,731	10,936
Long-term deferred rent and other	3,118	3,436
Total liabilities	48,850	50,674
Common stock	163	163
Treasury stock	(21,517)	(21,517)
Additional paid-in capital	11,339	11,043
Accumulated other comprehensive loss	(4,105)	(2,997)
Retained earnings	56,255	53,122
Total stockholders’ equity	42,135	39,814
Total liabilities and stockholders’ equity	$90,985	$90,488

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Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income	$1,326	$7,924	$3,235	$12,561
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	636	640	1,406	1,342
Impairment of software	—	249	—	249
Deferred income taxes	(21)	(584)	(242)	(508)
Stock-based compensation	148	395	296	790
Provision for losses on accounts receivable	25	41	51	(11)
Net foreign currency effects	2	(6)	113	(36)
Changes in operating assets and liabilities:
Accounts receivable	(1,178)	(1,123)	(2,943)	(2,411)
Deposits	41	27	4	160
Income tax receivable	830	(717)	1,681	549
Prepaid expenses and other	228	60	509	564
Accounts payable	(1,369)	(4,350)	(1,169)	(7,389)
Accrued expenses and other	(297)	(740)	432	(1,920)
Income tax payable	(121)	1,061	23	1,783
Reserve for unexchanged promotional shares	—	(3,500)	(1,393)	(4,726)
Other non-current liabilities	124	114	795	225
Net cash provided by (used in) operating activities	374	(509)	2,798	1,222
Cash flows from investing activities:
Release of restricted cash	—	—	—	200
Purchases of property and equipment	(554)	(405)	(737)	(1,424)
Net cash used in investing activities	(554)	(405)	(737)	(1,224)
Cash flows from financing activities:
Repurchase of common stock	—	(287)	—	(5,855)
Reverse/forward stock split, including transaction costs	(102)	—	(102)	(479)
Net cash used in financing activities	(102)	(287)	(102)	(6,334)
Effect of exchange rate on cash and cash equivalents	1,590	668	(1,488)	615
Net increase (decrease) in cash and cash equivalents	1,308	(533)	471	(5,721)
Cash and cash equivalents at beginning of period	53,975	61,035	54,812	66,223
Cash and cash equivalents at end of period	$55,283	$60,502	$55,283	$60,502
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$372	$2,508	$733	$2,843

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Travelzoo Inc.
Segment Information
(Unaudited)
(In thousands)

Three months ended June 30, 2015	North America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$23,727	$10,337	$—	$34,064
Intersegment revenue	259	177	(436)	—
Total net revenues	23,986	10,514	(436)	34,064
Operating income	$2,538	$35	$—	$2,573
Three months ended June 30, 2014	North America	Europe	Elimination and Other (a)	Consolidated
Revenue from unaffiliated customers	$25,175	$11,708	$—	$36,883
Intersegment revenue	302	129	(431)	—
Total net revenues	25,477	11,837	(431)	36,883
Operating income	$3,771	$2,863	$3,500	$10,134

Six months ended June 30, 2015	North America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$48,440	$22,116	$—	$70,556
Intersegment revenue	472	215	(687)	—
Total net revenues	48,912	22,331	(687)	70,556
Operating income	$4,617	$1,758	$—	$6,375
Six months ended June 30, 2014	North America	Europe	Elimination and Other (a)	Consolidated
Revenue from unaffiliated customers	$51,528	$25,550	$—	$77,078
Intersegment revenue	716	141	(857)	—
Total net revenues	52,244	25,691	(857)	77,078
Operating income	$8,375	$5,256	$3,500	$17,131

(a)	Includes a $3.5 million release of reserve for the three and six months ended June 30, 2014 related to settlement agreements in connection with a dispute over unclaimed property audits.

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Travelzoo Inc.
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
GAAP operating expense	$26,586	$22,375	$55,041	$50,796
Unexchanged promotional shares (a)	—	(3,500)	—	(3,500)
Non-GAAP operating expense	$26,586	$25,875	$55,041	$54,296

GAAP operating income	$2,573	$10,134	$6,375	$17,131
Unexchanged promotional shares (a)	—	(3,500)	—	(3,500)
Non-GAAP operating income	$2,573	$6,634	$6,375	$13,631

GAAP operating margin	7.6%	27.5%	9.0%	22.2%
Unexchanged promotional shares (a)	—%	(9.5)%	—%	(4.5)%
Non-GAAP operating margin	7.6%	18.0%	9.0%	17.7%

GAAP effective tax rate	48.9%	22.2%	48.7%	27.4%
Unexchanged promotional shares (a)	—%	11.6%	—%	7.0%
Non-GAAP effective tax rate	48.9%	33.8%	48.7%	34.4%

GAAP net income	$1,326	$7,924	$3,235	$12,561
Unexchanged promotional shares (a)	—	(3,500)	—	(3,500)
Non-GAAP net income	$1,326	$4,424	$3,235	$9,061

Earnings per share	$0.09	$0.54	$0.22	$0.84
Unexchanged promotional shares (a)	—	(0.24)	—	(0.24)
Non-GAAP earnings per share	$0.09	$0.30	$0.22	$0.60

(a)	Includes a $3.5 million release of reserve for the three and six months ended June 30, 2014 related to settlement agreements in connection with a dispute over unclaimed property audits.

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